Exhibit 5




                              November 8, 1995



Cerner Corporation
2800 Rockcreek Parkway
Suite 601
Kansas City, Missouri 64117

Gentlemen:

          We refer to the Registration Statement on Form S-3 of Cerner Corporation, a Delaware corporation (the "Company"), to be filed with the Securities and Exchange Commission on November 8, 1995 for the purpose of registering under the Securities Act of 1933, as amended, 160,000 shares of Common Stock, par value $.01 per share ("Common Stock"), of the Company for resale by certain stockholders of the Company.

          We have examined the Certificate of Incorporation, as amended, the Bylaws of the Company, as currently in effect, minutes of the applicable meetings of the Board of Directors and stockholders of the Company, together with such other corporate records, certificates of public officials and other documents as we have deemed relevant to this opinion.

          Based upon the foregoing, it is our opinion that:

          1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          2. All necessary corporate action has been taken to authorize the issuance of the aforesaid 160,000 shares of Common Stock and all such shares of Common Stock as shall be issued and paid for as described in the respective stock option agreements shall be, when so issued, legally issued, fully paid and nonassessable.

          We hereby consent to the reference to our firm under the heading "Interests of Named Experts and Counsel" in the Registration Statement. We also consent to the inclusion of this opinion in the Registration Statement as an exhibit thereto.

                              Very truly yours,

                              STINSON, MAG & FIZZELL, P.C.

                              /S/STINSON, MAG & FIZZELL, P.C.